Subsidiaries of the Company


                                           Percentage           Jurisdiction of
Subsidiaries                                 Owned               Incorporation
------------                                 -----               -------------

Synergy Bank                                  100%               United States

Synergy Financial Services, Inc.              100%                New Jersey

Synergy Capital Investments, Inc. (1)         100%                New Jersey

Synergy Investment Corporation (2)            100%                 Delaware


(1)  Wholly-owned  subsidiary of Synergy Bank.
(2)  Wholly-owned subsidiary of Synergy Capital Investments, Inc.